Filed pursuant to Rule 424(b)(3)

Registration No. 333-259790

Prospectus Supplement No. 5

(To Prospectus dated October 1, 2021)

Offerpad Solutions Inc.

This prospectus supplement updates, amends and supplements the prospectus dated October 1, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259790). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “OPAD” and “OPAD WS,” respectively. On March 3, 2022, the closing price of our Class A Common Stock was $4.82 and the closing price for our Warrants was $0.83.

Our business and investment in our Class A Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 4, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2022

Offerpad Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39641	85-2800538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2150 E. Germann Road, Suite 1

Chandler, Arizona 85286

(Address of principal executive offices) (Zip Code)

(844) 388-4539

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	OPAD	The New York Stock Exchange
Warrants to purchase Class A common stock, at an exercise price of $11.50 per share	OPADWS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Employment Agreement

On March 1, 2022, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Offerpad Solutions Inc. (the “Company”) approved, and the Company entered into, an employment agreement with Brian Bair (the “Employment Agreement”). Mr. Bair currently serves as the Company’s Chief Executive Officer under the prior offer letter between the Company and Mr. Bair, dated as of August 5, 2016 (the “Prior Offer Letter”). The Employment Agreement provides for Mr. Bair’s continued employment with the Company as the Company’s Chief Executive Officer, and supersedes and replaces the Prior Offer Letter in its entirety. The material terms and conditions of the Employment Agreement are summarized below.

The term of employment under the Employment Agreement is for three years, and will automatically renew for successive one-year periods, unless either party provides at least 45 days of advance written notice of the party’s intention not to renew the then-current term. Pursuant to the Employment Agreement, Mr. Bair is entitled to receive an annual base salary of $650,000 per year, pro-rated for partial years of employment and subject to annual review and increase by the Board or a subcommittee thereof in its discretion. In addition, Mr. Bair is eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, as well as the paid-time-off programs maintained by us for the benefit of our executives generally.

Mr. Bair is eligible to earn annual cash performance bonuses, based on the achievement of individual and/or Company performance goals established by the Board and targeted at 100% of his then-current annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be made no later than March 15 of the calendar year following the calendar year for which the Board certifies in writing that performance goals have been met; any such payment will be contingent upon Mr. Bair’s continued employment through the last day of the applicable calendar year.

In connection with entering into the Employment Agreement, Mr. Bair was granted two restricted stock unit awards under the Company’s 2021 Incentive Award Plan (the “2021 Plan”), with an aggregate dollar-denominated value targeted at approximately $6,000,000. Of such amount, (x) 25% was granted as a time-based Restricted Stock Unit award that vests based solely on the passage of time (the “Initial RSU Award”) and (y) the remaining 75% was granted as a performance-based Restricted Stock Unit award that vests based on the achievement of specified performance goals (the “Initial PSU Award” and, together with the Initial RSU Award, the “Initial Awards”). The material terms and conditions of the Initial Awards are described below in the section titled, “Equity Awards under 2021 Plan.”

In addition to the Initial Awards, for each calendar year during Mr. Bair’s employment term beginning with calendar year 2023, Mr. Bair will be eligible to receive an annual equity-based compensation award as determined by the Board (or a subcommittee thereof) from time to time. The target aggregate value of any such award will be (i) $6,000,000 for calendar year 2023 and (ii) determined by the Board (or a subcommittee thereof) for each calendar year following 2023.

Under the Employment Agreement, on a termination of Mr. Bair’s employment by the Company without “Cause” or by Mr. Bair for “Good Reason” (each, as defined in the Employment Agreement), in any case (a “Qualifying Termination”), Mr. Bair is eligible to receive the following severance payments and benefits:

(i)

(A) an amount equal to 1.0 multiplied by Mr. Bair’s then current base salary, payable in substantially equal installments in accordance with the Company’s normal payroll practices over 12 months following the date of termination; or (B) if such Qualifying Termination occurs within the period commencing three months prior to and ending one year following the date on which a Change in Control (as defined in the 2021 Plan) is consummated (a “CIC Termination”), an amount equal to 1.5 multiplied by the sum of Mr. Bair’s then current base salary and target bonus, generally payable in installments over 18 months following the date of termination or, if the CIC Termination occurs on or within one year following the Change in Control, in a single lump sum within 30 days following the date of termination;

(ii)

if such Qualifying Termination is a CIC Termination, an amount equal to the pro-rata portion of Mr. Bair’s annual bonus that would have otherwise been earned by Mr. Bair for the year in which the termination occurs (determined in accordance with the Employment Agreement and pro-rated based on the number of days Mr. Bair was employed by the Company during such year), payable no later than March 15 of the year following the year in which the termination occurs;

(iii)	Company-paid healthcare coverage and life insurance for up to 12 months (or, if such termination is a CIC Termination, 18 months) following the date of termination; and

(iv)

if such Qualifying Termination is a CIC Termination, the Initial RSU Award and any other then-outstanding unvested Company equity compensation award that vests solely based on time shall become fully vested on an accelerated basis as of the date of termination, and the Initial PSU Award and any other equity compensation awards that are subject to performance conditions shall be treated in accordance with the terms and conditions set forth in the applicable award agreement.

Mr. Bair’s eligibility to receive such severance payments and benefits upon a Qualifying Termination, as described above, is subject to his timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with restrictive covenants.

In addition, the Employment Agreement contains customary confidentiality and assignment of inventions provisions, as well as (i) standard non-compete and service provider/customer non-solicitation restrictions effective during employment and for 24 months thereafter and (ii) non-disparagement provisions, effective during employment and for 36 months thereafter. Further, the Employment Agreement includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Bair will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to him.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of such agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2022 Compensation

On March 1, 2022, the Committee approved increases to the 2022 annual base salaries and target bonus opportunities for the Company’s Chief Financial Officer (Michael Burnett), Chief Legal Officer (Benjamin Aronovitch) and Chief Operating Officer (Stephen Johnson), as set forth in the following table.

Name and Principal Position	2022 Base Salary	Annual Target Bonus Opportunity (as a percentage of base salary)
Michael Burnett.	$400,000	75%
Chief Financial Officer
Benjamin Aronovitch	$375,000	75%
Chief Legal Officer
Stephen Johnson.	$350,000	60%
Chief Operating Officer

Equity Awards under 2021 Plan

On March 1, 2022, the Committee also approved the grant of the Initial Awards to Mr. Bair, as well as an award of restricted stock units (“RSUs”) and an award of performance-based RSUs (“PSUs”) to each of Messrs. Burnett, Aronovitch and Johnson, in each case, pursuant to the 2021 Plan. The material terms of the awards are described below. Each equity award will be settled (to the extent vested) in shares of the Company’s Class A Common Stock, and covers the number of shares as set forth in the following table.

Name and Principal Position	Number of RSUs	Number of Target PSUs
Brian Bair.	372,208	1,116,625
Chief Executive Officer
Michael Burnett.	79,404	119,107
Chief Financial Officer
Benjamin Aronovitch	65,136	97,705
Chief Legal Officer
Stephen Johnson.	52,109	78,164
Chief Operating Officer

The Initial RSU Award is scheduled to vest with respect to one-third of the RSUs on each of the first three anniversaries of September 2, 2021, subject to Mr. Bair’s continued service through the applicable vesting date. In addition, the Initial RSU

Award is subject to accelerated vesting provisions in connection with a qualifying termination of employment, as described above in the section entitled, “CEO Employment Agreement.”

The RSU awards granted to each of Messrs. Burnett, Aronovitch and Johnson are scheduled to vest with respect to one-third of the RSUs on each of the first three anniversaries of March 1, 2022, subject to the applicable executive’s continued employment through the applicable vesting date.

The Initial PSU Award, as well as each of the PSU awards granted to Messrs. Burnett, Aronovitch and Johnson (together, the “PSU Awards”), will vest based on both (i) the achievement of pre-determined price per share goals over the period commencing on the 60th day prior to the first anniversary of the grant date and ending on (and including) the third anniversary of the grant date (the “Performance Period”); and (ii) the applicable executive’s continued employment or service through the end of the Performance Period (except as described below).

A percentage of the target number of PSUs subject to each PSU Award (“Target PSUs”) will become “earned PSUs” using straight line interpolation based on the achievement of applicable price per share goals during the Performance Period (the “Average Price Per Share Goal”), as set forth in the following table. Any earned PSUs as of the last day of the Performance Period will vest in full, subject to the applicable executive’s continued employment or service through such date.

Price Per Share Goals	Number of Earned PSUs
≥ $18.00	200% Target PSUs
$15.75	150% Target PSUs
$13.50	100% Target PSUs
$11.25	50% Target PSUs
< $11.25	0% Target PSUs

The share price is measured by averaging the Fair Market Value (as defined in the 2021 Plan) per share over any 60 consecutive calendar-day period during the Performance Period; however, upon a Change in Control (as defined in the 2021 Plan), the share price will be determined based on the price per share paid by an acquiror (or, as applicable, the implied value per share) in the transaction (the “CIC Price”). If the 60 calendar-day average share price as of the last day of the Performance Period is less than $10.00 per share (the “Minimum Share Price Goal”), then no more than 100% of the Target PSUs will vest, and any remaining earned PSUs automatically will be forfeited and terminated without consideration.

Under the award agreements, upon a Change in Control that is not a Non-Transactional Change in Control (as defined in the applicable award agreement), a number of PSUs will become “earned” (“Earned CIC PSUs”) based on the greater of (i) the CIC Price and (ii) greatest Average Price Per Share Goal attained prior to the Change in Control; provided, that if the CIC Price is less $10.00 per share, no more than 100% of the Target PSUs will be become Earned CIC PSUs. To the extent a PSU Award is assumed by the acquiror in connection with the Change in Control, any such Earned CIC PSUs will convert into a time-vesting award that, following the Change in Control, will remain outstanding and eligible to vest on the last day of the Performance Period, subject to the applicable executive’s continued employment or service through such date. To the extent the PSU Award is not so assumed, 100% of any Earned CIC PSUs will vest as of immediately prior to the Change in Control. Any PSUs that do not become Earned CIC PSUs as of the Change in Control will be forfeited and terminated.

In addition, on a Qualifying Termination of the applicable executive’s employment, then:

(i)

If such Qualifying Termination occurs within three months prior to a Change in Control (other than a Non-Transactional Change in Control), then, during such three-month period, the PSU Award will remain outstanding and eligible to vest in connection with such Change in Control, as described above. If, however, such Change in Control does not occur within such three-month period, the number of earned PSUs (if any), based on the greatest Average Price Per Share Goal attained as of the three-month anniversary of the date of termination will fully vest on an accelerated basis in an amount equal to the lesser of (x) such number of earned PSUs and (y) the number of Target PSUs; any such earned PSUs that do not fully vest in accordance with the foregoing shall remain outstanding and eligible to vest on the on last day of the Performance Period, subject to the attainment of the Minimum Share Price Goal.

(ii)

If such Qualifying Termination occurs on or following a Change in Control (other than a Non-Transactional Change in Control), any Earned CIC PSUs as of such termination will fully vest on an accelerated basis.

(iii)

If such Qualifying Termination occurs on or after a Non-Transactional Change in Control, the number of earned PSUs (if any), based on the greatest Average Price Per Share Goal attained prior to the date of termination, will fully vest on an accelerated basis.

If an executive experiences a termination of employment or service for any reason other than due to a Qualifying Termination, all PSUs subject to the PSU Award that are not then-vested in full (including any earned PSUs) automatically will be forfeited and terminated as of the date of termination without consideration.

Under the respective award agreements, each award is subject to forfeiture upon a breach of any restrictive covenants applicable to the executive, including, for Mr. Bair, those set forth in his Employment Agreement (as described above).

The foregoing description of the RSU and PSU awards does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable form of award agreement, copies of which are included as Exhibits 10.2 through 10.5 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this Report:

Exhibit	Description

10.1	Employment Agreement, dated March 1, 2022, by and between Brian Bair and Offerpad Solutions Inc.

10.2	Restricted Stock Unit Agreement, dated March 1, 2022, by and between Brian Bair and Offerpad Solutions Inc.

10.3	Performance-Based Restricted Stock Unit Agreement, dated March 1, 2022, by and between Brian Bair and Offerpad Solutions Inc.

10.4	Form of Restricted Stock Unit Agreement (under the 2021 Incentive Award Plan).

10.5	Form of Performance-Based Restricted Stock Unit Agreement (under the 2021 Incentive Award Plan).

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Offerpad Solutions Inc.

Date: March 4, 2022	By:	/s/ Michael Burnett
	Name:	Michael Burnett
	Title:	Chief Financial Officer

Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of March 1, 2022 (the “Effective Date”), is made by and between Offerpad Solutions Inc., a Delaware corporation (the “Company”), and Brian Bair (“Executive”).

WHEREAS, the Company and Executive are party to that certain Offer Letter, dated as of August 5, 2016 (the “Offer Letter”), pursuant to which Executive currently serves as the Chief Executive Officer of the Company.

WHEREAS, from and after the Effective Date, the Company and Executive mutually desire to terminate, replace and supersede the Offer Letter and to continue Executive’s employment with the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows.

1. Employment.

(a) Position. Executive shall continue to serve as the Company’s Chief Executive Officer effective as of the Effective Date. Executive shall report directly to the Company’s Board of Directors (the “Board”) and shall have the duties, authority and responsibilities customarily held by a person holding his position in companies engaged in business similar to the Company’s business and shall render such other services and perform such other duties as may be assigned to him from time to time by the Board, including acting as an officer, director or manager of any other member of the Company Group (as defined below) as directed by the Board. In addition, during the Term (as defined below), the Company shall cause Executive to be nominated to stand for election (or, as applicable, re-election) to the Board at any meeting of stockholders of the Company during which any such election is held and Executive’s term as a member of the Board will expire if he is not re-elected; provided, however, that the Company shall not be obligated to cause such nomination if (i) any of the events constituting Cause (as defined below) have occurred and not been cured; or (ii) Executive has issued to the Company notice of his intent to terminate his employment hereunder. For the purposes of this Agreement, “Company Group” means the Company and its subsidiaries, successors and assigns, whether as of the Effective Date or thereafter. In the event that Executive serves in any one or more of such additional capacities or his service in any such additional capacity is terminated, in any case, Executive’s compensation shall not be increased, diminished or reduced (as applicable) in any manner beyond that specified in Section 3(a) hereof.

(b) Duties; Exclusivity. As of the Effective Date, Executive agrees to continue to be employed by the Company pursuant to the terms and conditions of this Agreement. During the Term, Executive agrees that he shall: (i) faithfully and to the best of his ability perform all of the duties that are and may be required of him pursuant to this Agreement; (ii) devote his full business time and attention to the performance of Executive’s duties hereunder; and (iii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services, either directly or indirectly, without the prior written consent of the Board. Notwithstanding the foregoing, nothing in this Agreement will prevent Executive (A) from engaging in civic, charitable or religious activities or accepting speaking or presentation engagements in exchange for honoraria; (B) from devoting a reasonable amount of time to private investments; (C) from serving on the boards of directors or advisory boards of other entities which are not in direct competition with the Company; (D) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) acting or serving as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization not covered by (A) above; and (E) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (A) through (E) do not individually or in the aggregate materially interfere with the performance of Executive’s duties and responsibilities to the Company as provided hereunder. For purposes of this Agreement, the Company and Executive agree that Executive may participate on the boards set forth on Schedule 1 hereto.

(c) Place of Performance. During the Term, the principal place of Executive’s employment shall be at the Company’s offices in Chandler, Arizona or such other principal place of the business of the Company as determined by the Board from time to time; provided that Executive may be required to travel on Company business during the Term.

2. Term. The initial term of Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of three years until the third anniversary of the Effective Date (the “Initial Term” and such third anniversary, the “Initial Termination Date”), unless and until earlier terminated in accordance with the provisions of Section 4 below. Upon expiration of the Initial Term, if not previously terminated, Executive’s term of employment under this Agreement shall automatically be extended for an additional one year on each of (i) the Initial Termination Date and (ii) on each anniversary thereof, unless and until either party hereto provides the other party with written notice of nonrenewal (“Non-Renewal”) at least 45 days prior to the end of the then-current term (each, a “Renewal Term,” and together with the Initial Term, the “Term”), or unless and until earlier terminated in accordance with the provisions of Section 4 and Section 5. Notwithstanding anything to the contrary in the foregoing, Executive’s employment hereunder is terminable at will by the Company or by Executive at any time (for any reason or for no reason), in accordance with the provisions of Sections 4 and 5 below.

3. Compensation and Related Matters.

(a) Base Salary. During the Term, the Company shall pay to Executive a base salary (the “Base Salary”) at the annual rate of $650,000 less such deductions as are required by law or that Executive may elect in accordance with Company policy and procedure, and pro-rated for any partial years of employment. The Base Salary shall be payable in equal periodic installments in accordance with the Company’s normal payroll practices. Executive’s Base Salary shall be reviewed at least annually by the Board or a subcommittee thereof and the Board or such subcommittee (as applicable) may, but shall not be required to, increase the Base Salary during the Term (and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased).

(b) Annual Bonus. For each calendar year ending during the Term, beginning with calendar year 2022, Executive shall be eligible to earn a cash annual performance bonus (the “Annual Bonus”) targeted at 100% of Executive’s then-current Base Salary (the “Target Bonus”), pro-rated for any partial year of employment. The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company annual performance goals established by the Board (or a subcommittee thereof) for the applicable calendar year. The Annual Bonus, if any, will be paid to Executive no later than March 15 of the calendar year following the calendar year for which the Board certifies in writing that performance goals have been met. In order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the last day of the applicable calendar year.

(c) Equity Matters.

(i) Initial Equity Awards.

(A) General. Subject to approval of the Board (or a subcommittee thereof) and Executive’s continued employment through the applicable grant date, the Company shall grant to Executive two awards of Restricted Stock Units (as defined in the 2021 Plan) under the 2021 Plan, with an aggregate value targeted at approximately $6,000,000. Of such amount, (x) 25% shall be granted as a time-based Restricted Stock Unit award that vests based solely on the passage of time (the “Initial RSU Award”) and (y) the remaining 75% shall be granted as a performance-based Restricted Stock Unit award that vests based on the achievement of specified performance goals (the “Initial PSU Award” and, together with the Initial RSU Award, the “Initial Awards”).

(B) Vesting; Other Terms. The Initial RSU Award shall vest with respect to one-third of the Restricted Stock Units subject thereto on each of the first three anniversaries of September 2, 2021, subject to Executive’s continued service with the Company or any of its subsidiaries through the applicable vesting date. The Initial PSU Award shall vest over a three-year performance period based on the achievement of specified performance goals in accordance with the PSU Agreement (as defined below). Each Initial Award will be subject to the terms and conditions (including vesting conditions) set forth in a form of award agreement prescribed by the Company, to be entered into by the Company and Executive (each, an “Award Agreement”) and the form of Award Agreement for the Initial PSU Award is attached as Exhibit A hereto (the “PSU Agreement”). Except as otherwise specifically provided in this Agreement, each Initial Award shall be governed in all respects by the terms of and conditions of the 2021 Plan and the applicable Award Agreement.

(ii) Annual Equity Awards. For each calendar year during the Term, beginning in calendar year 2023, Executive shall be eligible to receive an annual equity-based compensation award as determined by the Board (or a subcommittee thereof) from time to time. The target aggregate value of any such annual equity-based compensation award shall be determined by the Board (or such subcommittee) from time to time in its sole discretion; provided, however, that, for calendar year 2023, the target aggregate value of any such award shall be $6,000,000. The Board (or such subcommittee) shall determine in its sole discretion the grant timing, amount, form(s) and mix, and such other terms and conditions, applicable to any such annual equity-based compensation award.

(d) Expenses. During the Term, Executive shall receive reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Executive in performing services hereunder; provided, in each case, that such expenses are accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses.

(e) Paid Time Off; Holidays. During the Term, Executive shall be eligible for paid time off (PTO) in accordance with policies approved from time to time by the Company for the benefit of executives generally. As of the Effective Date, the Company’s policy is not to place a fixed limit on the amount of PTO that executives may take, provided that, subject to applicable law, PTO is taken at such times and in such periods as shall not interfere with the duties required to be rendered by Executive hereunder. Executive shall also be entitled to paid holidays as provided by Company policy from time to time.

(f) Other Benefits. During the Term, Executive shall be entitled to participate in such life insurance, medical, dental, disability, pension and retirement plans and other programs of the Company Group as may be in effect from time to time by the Company for the benefit of employees, except any such plan or program with respect to which Executive voluntarily executes a legally effective waiver. Nothing herein shall affect any Company Group member’s right to amend, modify or terminate any such plan or program at any time for any reason.

(g) Indemnification. Executive shall be indemnified by the Company (and covered under a Company maintained directors and officers errors and omissions liability insurance policy) in accordance with that certain Indemnification and Advancement Agreement, dated as of September 1, 2021, by and between Executive and the Company (the “Indemnification Agreement”).

4. Termination of Employment.

(a) Termination by Executive. Executive may terminate his employment with the Company (i) with Good Reason (as defined below) in accordance with Section 5(f)(v) below or (ii) without Good Reason by giving the Company not less than 30 days’ prior written notice (and, for the avoidance of doubt, the Company shall be obligated to pay Executive during such 30 day period).

(b) Termination by Company. The Company may terminate Executive’s employment with the Company for any reason or no reason by giving Executive written notice in accordance with Section 11, below.

(c) Death. Executive’s employment hereunder shall terminate automatically upon his death.

(d) Disability. The Company may terminate Executive’s employment hereunder if (i) as a result of Executive’s incapacity due to physical or mental illness, Executive is disabled (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) and (ii) within ten (10) days after written notice of termination is given by the Company to Executive (which may occur at or after the end of such period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis. During any period in the Term that Executive fails to perform his duties hereunder as a result of such incapacity due to physical or mental illness (a “Disability Period”), Executive shall continue to receive his compensation pursuant to this Agreement until his employment is terminated pursuant to this Section 4; provided that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Executive under disability benefit plans of the Company Group.

5. Certain Compensation upon Termination of Employment.

(a) Accrued and Unpaid Compensation. If Executive’s employment is terminated for any reason during the Term, the Company shall pay or provide to Executive (or his estate, as the case may be) (i) his full Base Salary earned and unpaid through the Termination Date (as defined below), plus (ii) any vested, accrued and unpaid benefits due to Executive under any plan, program or policy of the Company (including any earned but unpaid Annual Bonus to which Executive is entitled pursuant to Section 3(b)), plus (iii) reimbursement for unreimbursed business expenses properly incurred by Executive prior to the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy (together, the “Accrued Obligations”). The Accrued Obligations shall be paid (to the extent applicable) within 30 days after the Termination Date or as otherwise required by applicable law or the terms of the governing plan or program.

(b) Severance Benefits. Subject to Sections 5(c) and 15 below and Executive’s continued compliance with the Restrictive Covenants (as defined below), if Executive’s employment with the Company is terminated during the Term due to a Qualifying Termination (as defined below), then, in addition to the Accrued Obligations, Executive will be entitled to receive the payments and benefits described in this Section 5(b) (collectively, the “Severance Benefits”) upon Executive’s Separation from Service:

(i) Cash Severance. The Company shall pay to Executive an amount equal to 1.0 multiplied by Executive’s then current Base Salary. Notwithstanding the foregoing, in the event that such Qualifying Termination is a CIC Termination, the Company shall pay to Executive, in lieu of the payment described in the foregoing sentence, an amount equal to 1.5 multiplied by the sum of Executive’s then current (x) Base Salary and (y) Target Bonus. The applicable payment described in this subclause (i) shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over 12 months (or 18 months, if a CIC Termination) following the Termination Date, but shall commence on the first payroll date that occurs on or following the 30th day following the Termination Date, and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon. Notwithstanding the foregoing, (A) if the CIC Termination occurs prior to a Change in Control (as defined in the 2021 Plan), then any incremental payment that would have been payable pursuant to the foregoing sentence between the Termination Date and the date of the Change in Control instead shall be paid in a single lump sum on the date of the Change in Control; and (B) if the Termination Date occurs on or within one year following a Change in Control that constitutes a “change in control event” for purposes of Section 409A (as defined below), the payment shall be paid in a single lump sum cash payment within 30 days following the Termination Date.

(ii) Pro-Rated Bonus. In the event that such Qualifying Termination is a CIC Termination, the Company shall pay to Executive an amount equal to the pro-rata portion of the Annual Bonus that would have otherwise been earned by Executive (if any) for the year in which the Termination Date occurs (determined in accordance with Section 3(b) above and pro-rated based on the number of days Executive was employed by the Company during such year), which amount shall be payable no later than the date on which annual bonuses are paid generally to senior executives of the Company for the applicable year, but in no event later than March 15 of the year following the year in which the Termination Date occurs.

(iii) COBRA. Subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, Executive and his eligible dependents shall be entitled to Company-paid health, dental, vision and life insurance coverage at the same levels of coverage as was provided to Executive immediately prior to the termination of employment (the “COBRA Coverage”), which coverage shall continue for the duration of the COBRA Period. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Coverage without incurring penalties or otherwise without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act, Section 409A of the Code and/or the Affordable Care Act), the Company instead shall pay, on the first day of each calendar month over the COBRA Period (or remaining portion thereof), a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA Coverage), subject to applicable tax withholdings.

(iv) Equity Acceleration. In the event that such Qualifying Termination is a CIC Termination, each of the Initial RSU Award and any other then-outstanding unvested Company equity compensation awards that vest solely based on time shall become fully vested on an accelerated basis as of the Termination Date. Any Company equity compensation awards that are subject to performance conditions (i.e., other than continued service) as of the Termination Date, including the Initial PSU Award, shall be treated in accordance with the terms and conditions set forth in the applicable award agreement.

(c) Release; Deferral. Notwithstanding anything herein to the contrary, the Company’s obligation to pay or provide all or any portion of the Severance Benefits pursuant to Section 5(b) hereof is conditional upon Executive (i) timely executing and delivering to the Company an effective release of claims in substantially the form attached hereto as Exhibit B (the “Release”) within 21 days or, to the extent required by applicable law, 45 days following the Termination Date and not revoking such Release during any applicable revocation period; and (ii) continuing to abide by the Restrictive Covenants. For the avoidance of doubt, any and all equity awards eligible for accelerated vesting pursuant to Section 5(b) hereof shall remain outstanding and eligible to vest following the Termination Date and shall actually vest and become non-forfeitable as of the Termination Date, subject to the effectiveness of the Release. To the extent required under Section 409A (as defined below), if any legally required consideration period for the Release begins in one taxable year and ends in a second taxable year, any and all cash Severance Benefits that would otherwise have been paid or provided in the first taxable year shall be paid instead on the Company’s first regular payroll date occurring after the beginning of the second taxable year, with all remaining payments and benefits to be provided as if no delay had occurred.

(d) Other Terminations. If Executive’s employment is terminated for any reason not described in Section 5(b) hereof, the Company will pay Executive only the Accrued Obligations.

(e) Exclusive Benefits. Except as expressly provided in this Section 5 or as otherwise expressly set forth in writing in a separate agreement by and between Executive and the Company, Executive shall not be entitled to any additional payments or benefits upon or in connection with Executive’s termination of employment.

(f) Certain Definitions. As used in this Agreement:

(i) “2021 Plan” means the Company’s 2021 Incentive Award Plan, as may be amended and/or amended and restated from time to time.

(ii) “Cause” means: (A) any material failure by Executive to observe or perform any of his obligations contained in this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), it being understood that the Company’s failure to achieve its business plan or projections shall not itself be considered a failure by Executive to perform his duties; (B) Executive’s commission of any act of fraud, material misrepresentation, misappropriation, embezzlement or similar conduct involving in any way the business of any member of the Company Group; (C) Executive’s willful misconduct, bad faith, disloyalty, or breach of fiduciary duty owed to any member of the Company Group or its equity holders or clients; (D) Executive’s insubordination, patent failure to perform or gross negligence in the performance of duties assigned to Executive by the Board or Executive’s repeated refusal to carry out any lawful direction of the Board, provided that such duties and/or such direction are consistent in all material respects with Executive’s position hereunder; (E) Executive’s habitual abuse of illegal drugs, controlled substances or alcohol or other compulsive or addictive behavior that negatively affects, in a material way, Executive’s performance or that has or is reasonably likely to have a materially adverse effect on the reputation of any member of the Company Group; or (F) Executive’s commission of, or entry of a please of guilty or nolo contendere to, a felony crime (excluding vehicular crimes) or a crime involving moral turpitude.

In the case of any occurrence described in clauses (A) or (D) above, such acts or omissions shall not constitute “Cause” unless (x) the Board (i) notifies Executive in writing of the basis for the Company’s belief that such actions or omissions constitute “Cause” and (ii) provides Executive with the opportunity within 10 days after Executive’s receipt of such notice to appear before the Board to discuss, in good faith, such matter; and (y) Executive shall not have reasonably cured or remedied such acts or omissions within 30 days after his receipt of such notice.

(iii) “CIC Termination” means a Qualifying Termination that occurs within the period commencing three months prior to and ending one year following the date on which a Change in Control is consummated.

(iv) “COBRA Period” means, in connection with a Qualifying Termination, the period commencing on the Termination Date and ending on the earlier of (x) the 12-month anniversary of the Termination Date (or, in the event that such Qualifying Termination is a CIC Termination, the 18-month anniversary of the Termination Date), and (y) the date upon which Executive and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans.

(v) “Good Reason” means the occurrence of any one or more of the following events without Executive’s prior written consent: (A) any material reduction in Executive’s Base Salary or Annual Bonus opportunity or other material benefits (except for any such changes that apply in similar fashion to all senior management level employees of the Company); (B) a relocation of Executive’s principal place of employment by more than 60 miles from Executive’s current place of employment as of the Effective Date; (C) a material diminution of Executive’s duties and responsibilities under this Agreement, including alterations in Executive’s reporting line to any person or entity other than the Board and further including the Company’s failure to cause Executive to be nominated to stand for election to the Board in accordance with Section 1(a) (but, excluding any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Executive); or (D) the Company’s material breach of any term of this Agreement.

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (x) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (y) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (z) the effective date of Executive’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period; if Executive fails to provide the required notice or the opportunity to cure, or the Company cures, but Executive nevertheless terminates his employment, it will not be considered a termination for Good Reason for purposes of Section 5(b).

(vi) “Qualifying Termination” means a termination of Executive’s employment with the Company during the Term (A) by the Company without Cause; or (B) by Executive for Good Reason. For clarity, a “Qualifying Termination” shall not include a termination of Executive’s employment with the Company due to a Non-Renewal of the Agreement or due to Executive’s death or disability.

(vii) “Separation from Service” means a “separation from service” (within the meaning of Section 409A).

(viii) “Termination Date” means the date on which Executive experiences a Separation from Service.

6. Excess Parachute Payments; Limitation on Payments.

(a) Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 5(b) hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7. Representations and Warranties.

(a) Representations and Warranties of Company. The Company represents and warrants to Executive that this Agreement has been duly and validly authorized and executed by and on behalf of the Company in accordance with its organizational documents and that it constitutes the lawful and valid obligation of the Company.

(b) Representations and Warranties of Executive. Executive represents and warrants to the Company that Executive is entering into this Agreement voluntarily, that he is free to accept employment hereunder and that he has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with his acceptance of, or the full performance of, such employment.

8. Restrictive Covenants. In consideration of the compensation now and hereafter paid to Executive by the Company or other member of the Company Group, and further as a material inducement for the Company to enter into this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive hereby acknowledges and agrees to the obligations set forth in this Section 8 (together with any other restrictive covenants that Executive is or may become subject to while an employee of the Company Group, collectively, the “Restrictive Covenants”), it being understood that the Restrictive Covenants set forth below are in addition to, and not in limitation of, any other Restrictive Covenants applicable to Executive.

(a) Confidentiality.

(i) As used in this Agreement, “Confidential Information” shall mean any know-how, trade secrets, confidential information, proprietary information, information of or regarding the Business (as defined below) and the operations, assets, results of operations, customers, vendors, plans and financial condition, data, databases and technical information of or regarding the Business, and all rights in, arising out of or associated therewith; provided, however, that Confidential Information shall not include any of the foregoing that: (x) is or becomes generally available to the public without breach of any legal, contractual or fiduciary obligation owed by Executive; or (y) is lawfully acquired by Executive from and after the Effective Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. During the Term and at all times thereafter, Executive shall: (A) protect and safeguard the confidentiality of all Confidential Information with at least the same degree of care as Executive would protect his own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Confidential Information, or permit it to be accessed or used, for any purpose, except in connection with the performance of services under this Agreement; (C) not disclose any such Confidential Information to any person or entity, except with the prior written consent of the Company or as permitted in accordance with Section 8(a)(ii); and (D) be responsible for any breach of this Section 8(a) caused by any of his Representatives (as defined below).

(ii) If Executive is required to disclose Confidential Information pursuant to any applicable law, then prior to making any such disclosure, Executive shall, to the extent permitted by law, provide the Company with: (x) prompt written notice of such requirement so that the Company may seek, at its sole cost and expense, a protective order or other remedy; and (y) reasonable assistance, at the Company’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, Executive remains required pursuant to applicable law to disclose Confidential Information, Executive shall disclose no more than that portion of Confidential Information which, on the advice of Executive’s legal counsel, such applicable law specifically requires Executive to disclose and, upon the Company’s request, and at the Company’s expense, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

(iii) Upon termination of his employment with the Company, Executive shall promptly return to the Company any and all documents or other tangible property of the Company Group, including, without limitation, such property containing, referring to or relating to Confidential Information, whether prepared by him or others.

(b) Certain Exclusions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (iii) receiving an award for information provided to any Government Agency. Notwithstanding any other provision of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney of Executive and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party hereto from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

(c) Disclosure of Works and Inventions/Assignment of Patents.

(i) Executive shall maintain such records of his work as the Company or any other Company Group member may direct from time to time. Executive shall promptly disclose to the Company or other applicable Company Group member, in writing, any and all copyrightable works, including software, and any and all discoveries, inventions, technological innovations and improvements, whether patentable or not (whether it be a machine, process, apparatus, article, composition, design, software, writing or other thing) conceived or made by Executive, solely or jointly, during the period of his employment with or service to the Company (including prior to the Effective Date), whether or not authorized, conceived or made during working hours or with a Company Group member’s equipment or facilities, which relates in any manner to the existing or contemplated business of any member of the Company Group. Unless otherwise waived in writing by the applicable Company Group member, all such copyrightable works (including software), discoveries, inventions, technological innovations and improvements shall be “work made for hire” as defined in the Copyright Act of 1976, as amended, and shall be the exclusive property of the applicable Company Group member with respect to any and all countries in the world, and if any of the foregoing is not the property of the applicable Company Group member by operation of law, this Agreement or otherwise, Executive shall assign and hereby does assign all right, title and interest thereto to the applicable Company Group member or its nominee.

(ii) Executive, both during the Term and at all times thereafter, shall cooperate fully with the Company Group in taking all actions and measures necessary for any Company Group member to acquire and perfect its ownership of all such property. Whenever required to do so by a Company Group member, Executive shall execute any and all applications, assignments or other instruments which such Company Group member shall deem necessary to apply for and obtain Letters Patent or copyrights of the United States or any foreign country or to otherwise protect such Company Group member’s interest therein, at the Company’s sole expense. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authorized, conceived, made or reduced to practice by Executive during the period of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives. In conformance with any policy of a Company Group member from time to time, Executive shall be reimbursed by such Company Group member for all reasonable out-of-pocket expenses incurred by Executive in connection with his obligations under this Section 8(c), subject to Executive furnishing adequate documentary evidence to substantiate such expenses.

(iii) Executive agrees that in the event of publication by Executive of written or graphic materials, the applicable Company Group member will retain and own all rights in said materials, including right of copyright.

(d) Non-Competition. During the Restricted Period (as defined below), Executive shall not, directly or indirectly, alone or with others, for himself or for another Person (as defined below) (except on behalf of any Company Group member), conduct any activity in which Executive contributes his knowledge relating to the Business (as defined below), perform services or provide assistance, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity, for or on behalf of any Person that operates or is engaged in, anywhere any Company Group member conducts business or contemplates conducting business as of the termination or expiration of this Agreement (including, without limitation, any state where a Company Group member offers or markets or contemplates offering or marketing its products or services), any aspect of the Business that is not incidental or immaterial to such Person’s business or any business that competes with the Business as conducted or contemplated to be conducted by any Company Group member as of the Termination Date. Notwithstanding the foregoing, nothing in this Section 8(d) shall limit Executive from (i) owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if neither Executive nor any of his Affiliates is a controlling Person of, or a member of a group which controls, such entity and neither Executive nor any of his Affiliates collectively owns, directly or indirectly, five percent (5%) or more of any class of securities of such entity; or (ii) during the portion of the Restricted Period arising after the termination of Executive’s relationship with all Company Group members, being employed at or with any investment bank, broker dealer or other financial institution and in such capacity raising money, providing investment advice or generally engaging in financing and advisory activities for and on behalf of real estate or other companies, provided that none of the foregoing activities relates to or is performed with, at or on behalf of any person or entity engaging in the Business.

(e) Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, alone or with others, for himself or for another Person (except on behalf of any Company Group member): (i) cause, induce, influence, encourage, solicit, attempt to solicit, recruit, hire or engage any Person who is during the Term or was, during the twelve (12) months prior to the termination or expiration of this Agreement, an employee, a consultant, or an independent contractor of any Company Group member to terminate, modify or reduce in any respect its relationship with any Company Group member; or (ii) cause, induce, influence, encourage or solicit any actual or prospective client, customer, supplier, vendor, consultant, independent contractor, or other Person having an actual or prospective business relationship with any Company Group member during the twenty-four (24) months prior to the termination or expiration of this Agreement to terminate, modify or reduce in any respect any such actual or prospective relationship. For purposes of this provision, a “prospective” person or relationship, as the case may be, is a person to whom or a relationship with respect to which the Company has had discussions or written communications regarding doing business during such twenty-four (24) month period; provided, that this Section 8(e) shall not apply to any service provider who (x) responds to a general employment solicitation or advertisement (including through, but not limited to, the use of employment agencies or search firms, internal or external websites or job search engines); (y) was terminated by the applicable Company Group member prior to the commencement of any solicitation by or employment discussions with Executive or such other Person; or (z) initiates discussions regarding such employment without any direct or indirect solicitation by Executive or such other Person.

(f) Non-Disparagement. During the Restricted Period, Executive shall not make, publish or communicate to any Person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of any Company Group member, any of their respective Representatives or any of their respective existing and prospective customers, clients, suppliers, vendors or other associated third parties. During the same Restricted Period, neither the Company nor any Company Group member shall make, publish or communicate to any Person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of Executive.

(g) Reasonableness. Executive acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of the parties and constitute a material inducement to the parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law, then the court of competent jurisdiction or arbitrator, as the case may be, is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(h) Defined Terms. As used in this Agreement:

(i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii) “Business” means purchasing and subsequently re-selling houses; for the avoidance of doubt, the term “Business” does not include any real estate brokerage or mortgage brokerage services of any kind or any other real estate related business, whether with respect to residential or commercial real estate or any dealings in unimproved or vacant land, or the financing of any of the foregoing, except, in all cases, any such service or activity shall constitute “Business” to the extent the Company is engaged in such service or activity at the end of Executive’s service as an employee, officer, director or consultant of any Company Group member.

(iii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(iv) “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(v) “Restricted Period” means the period commencing on the Effective Date and continuing until the date that is 24 months (with respect to the restrictions set forth in Sections 8(d) and (e) above) or 36 months (with respect to the restrictions set forth in Section 8(f)), in any case, after the later of (x) termination or expiration of this Agreement or (y) the end of Executive’s service as an employee, officer, director or consultant of any Company Group member.

9. Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by a duly authorized officer of the Company (other than Executive) and Executive or by a court of competent jurisdiction under Section 8(g). No waiver of any term or condition of this Agreement will be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

10. Binding Effect; Third Party Beneficiaries; Delegation of Duties Prohibited. This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and their respective successors and permitted assigns, including any entity (a) with which the Company may merge or consolidate; (b) to which all or substantially all of its assets may be transferred; or (c) that is an affiliate of any Company Group member and to which this Agreement may be assigned from time to time. Each Company Group member is a third-party beneficiary of Executive’s obligations hereunder and may enforce the terms and provisions hereof as if a party hereto. The Agreement and the duties and covenants of Executive under this Agreement, being personal to Executive, may not be delegated nor assigned.

11. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

If to the Company:	Offerpad Solutions Inc.
2150 E. Germann Rd., Suite 1
Chandler, AZ 85286
Attention: Legal Department
Email: benjamin.aronovitch@offerpad.com
adam.martinez@offerpad.com

If to Executive:                                       at Executive’s most recent address on the records of the Company

12. Equitable Relief. In the event of a breach or threatened breach by Executive of any Restrictive Covenants, Executive hereby consents and agrees that each Company Group member shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

13. Arbitration.

(a) Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (i) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (ii) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

(b) “Persons Subject to Arbitration” means, individually and collectively, (i) Executive; (ii) any person in privity with or claiming through, on behalf of or in the right of Executive; (iii) the Company; (iv) any past, present or future affiliate, employee, officer, director or agent of the Company; and/or (v) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

(c) The arbitration shall take place before a single neutral arbitrator at the JAMS office in Gilbert, Arizona. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(d) In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).

(e) EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(f) EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(g) This Section 13 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 13 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 13. To the extent applicable law imposes additional requirements to allow enforcement of this Section 13, this Agreement shall be interpreted to include such terms or conditions.

14. Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Arizona, exclusive of the body of law known as conflicts of law.

15. Section 409A.

(a) It is the intention of both parties that the benefits and rights to which Executive could be entitled pursuant to this Agreement be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), and the provisions and definitions of this Agreement shall be construed in a manner consistent with that intention. If either Executive or the Company determines, at any time, that any such benefit or right that is subject to Section 409A does not so comply, such party shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company), it being understood that that this Section 15(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b) If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment or service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A.

(c) Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d) Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive’s Separation from Service from the Company; or (ii) such earlier date upon which such payment can be paid under Section 409A without resulting in a prohibited distribution, including the date of Executive’s death; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(e) To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Any right to a series of installment payments pursuant to this Agreement is intended to constitute a right to a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

17. Telecopy or .PDF Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

18. Survival. For the avoidance of doubt, the obligations of Executive under Section 8 above shall survive the termination or expiration of this Agreement.

19. Entire Agreement; Termination of Offer Letter. This Agreement (including the Restrictive Covenants, Award Agreements and any exhibits hereto) constitutes the entire and final agreement between the Company and Executive with respect to the subject matter hereof and replaces and supersedes any and all prior agreements (including the Offer Letter), promises and/or understandings, whether written or oral, among or between the parties hereto or thereto or by any other member of the Company Group or representative thereof with respect to the subject matter hereof and thereof. As of the Effective Date, the Offer Letter shall terminate and be of no further force or effect.

20. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21. Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

[Signature Page as Follows]

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date first set forth above.

COMPANY:

OFFERPAD SOLUTIONS INC.

By:	/s/ Benjamin Aronovitch
Name: Benjamin Aronovitch
Title: Chief Legal Officer

EXECUTIVE:

/s/ Brian Bair
Brian Bair

[Signature Page to Employment Agreement]

SCHEDULE 1

PRE-APPROVED BOARD PARTICIPATION

1.	Elevation Home Solutions and its affiliates.

EXHIBIT A

PSU AGREEMENT

(See Attached)

EXHIBIT B

GENERAL RELEASE AGREEMENT

In consideration of the severance and acceleration benefits (the “Severance and Acceleration Benefits”) offered to me by Offerpad Solutions Inc. (“Employer”) pursuant to my Employment Agreement with Employer dated March 1, 2022 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.

On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising in any way out of, based upon, or related to my employment or termination of employment by the Company, or any entity comprising of the “Company”; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s right to terminate my employment; and any alleged violation of any federal, state or local laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any other federal, state or local law of similar effect.

I acknowledge that nothing in this Release is intended to, nor shall it, release or interfere with my protected right to file a charge with, or to participate in an investigation or proceeding pursuant to, the statutes administered by the Equal Employment Opportunity Commission or equivalent state agency, including a charge contesting the validity of this Release under the Age Discrimination in Employment Act, or the right of any governmental agency to pursue any such claim regarding me. In any event, I understand that, by signing this Release, I waive any right I may have to recover money or other relief in any lawsuit or proceeding that I bring or which is brought on my behalf by any agency or third party against the Company based on events arising through the date on which I executes this Release. Except where otherwise permitted under this paragraph, I agree that such action shall be dismissed with prejudice upon the presentation of this Release to the court and I agree that I will not accept relief or recovery from such action. If I institute such action notwithstanding this paragraph, I agree that I will be responsible for all of the attorney’s fees and costs incurred by the Company in defending such action if in fact the court dismisses such action on the basis of this Release.

2.

This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

Exhibit B

3.

In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any: (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with, report possible violations of federal law or regulation to, participate in any investigation by, or cooperate with a government agency or entity (such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency), or to make other disclosures that are protected under the whistleblower provisions of applicable law or regulation; provided I am waiving, however, any right to any monetary recovery if any administrative agency pursues any claim on my behalf; (d) provide truthful testimony if under subpoena to do so; (e) file a claim with any state or federal agency or to participate or cooperate in such a matter; and/or (f) to challenge the validity of this release. Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer under Employer’s governing documents or other governing instruments or any agreement addressing such subject matter between Employer and me (including the Indemnification Agreement (as defined in the Employment Agreement)) or under any merger or acquisition agreement addressing such subject matter; (b) any rights I have to the Severance and Acceleration Benefits or to any payments or benefits under Section 3(d) of the Agreement; (c) my rights of insurance under any liability policy covering Employer’s officers; (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant Section 3(d) of the Agreement, any outstanding claims for vested benefits or payments as of the date hereof under any benefit plans of Employer or its subsidiaries, and Employer and any claims I may not release as a matter of law; or (e) my rights to any claims which cannot be waived by an employee under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 13 of the Agreement.

4.

I understand and agree that Employer will not provide me with the Severance and Acceleration Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5.

As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer (or other member of the Company Group (as defined in the Agreement)) that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by the Restrictive Covenants (as defined in the Agreement) any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

Notwithstanding my confidentiality obligations herein or in the Agreement, pursuant to 18 USC Section 1833(b), I acknowledge that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if such disclosure is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or

Exhibit B

investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I further acknowledge that if I file a lawsuit claiming retaliation by Employer based on the reporting of a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and I do not disclose the trade secret, except pursuant to court order.

6.

I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.

I agree to keep the Severance and Acceleration Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant. For clarity, nothing in this Release will prohibit any disclosures that are protected under the National Labor Relations Act or any similar state law.

8.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

9.

I acknowledge and agree that this Release constitutes a knowing and voluntary waiver and release of all claims described in Section 1 of this Release that I have or may have against the Company, including, but not limited to, any such claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, I am hereby advised as follows:

a.

I have read the terms of this Release, and understand its terms and effects, including the fact that I agreed to release and forever discharge the Company, from any claims (as described in Section 1 above) released in this Release.

b.

I understand that, by entering into this Release, I do not waive any such claims that may arise after the date of my execution of this Release, including without limitation any rights or claims that I may have to secure enforcement of the terms and conditions of this Release.

c.

I have signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which I acknowledge is adequate and satisfactory to myself and which I acknowledge is in addition to any other benefits to which I am otherwise entitled.

d.	The Company hereby advises me to consult with an attorney prior to executing this Release.

e.

I agree that I have had at least [twenty-one (21) / forty-five (45)] calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance and Acceleration Benefits and the Release shall expire on the [twenty-second (22nd) / forty-sixth (46th)] calendar day after my employment termination date if I have not accepted it by that time. To the extent that I choose to sign this Release prior to the expiration of such period, I acknowledge that I have done so voluntarily, had sufficient time to consider the Release and to consult with counsel and that I do not desire additional time and hereby waive the remainder of the [twenty-one (21) / forty-five (45)]-day period.

Exhibit B

f.

I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [11:59 p.m. Mountain time] on the seventh (7th) day after I execute this Release.

10.

In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of the Severance and Acceleration Benefits and supersede any or all prior representations and agreements regarding the subject matter.

11.

I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters released in this Release, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

12.

Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13.

This Release is deemed made and entered into in the State of Arizona, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Arizona, to the extent not preempted by federal law.

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT FOLLOWS]

Exhibit B

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee ___________, ______.
Executed this ___________ day of ___________, ______.

Signature

Name (Please Print)

[SIGNATURE PAGE TO GENERAL RELEASE AGREEMENT]

Exhibit B

Exhibit 10.2

OFFERPAD SOLUTIONS INC.

2021 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Offerpad Solutions Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Offerpad Solutions Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	Brian Bair

Grant Date:	March 1, 2022

Number of RSUs:	372,208

Vesting Commencement Date	September 2, 2021

Vesting Schedule:	The RSUs shall vest with respect to 1/3 of the RSUs granted hereunder on each of the first three anniversaries of the Vesting Commencement Date, subject to Participant’s continued Service (as defined on Exhibit A) through the applicable vesting date.

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined on Exhibit A) set forth in Section 2.2(b) of the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

OFFERPAD SOLUTIONS INC.		PARTICIPANT

By:	/s/ Benjamin Aronovitch	/s/ Brian Bair
Name:	Benjamin Aronovitch	Brian Bair
Title:	Chief Legal Officer

RESTRICTED STOCK UNIT AGREEMENT

WHEREAS, the Company has granted the RSUs to Participant, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”); and

WHEREAS, in connection therewith, the parties desire to enter into this Restricted Stock Unit Agreement (this “Agreement”).

NOW, THEREFORE, the Company and Participant hereby agree as follows:

ARTICLE I.

GENERAL

1.1 Award of RSUs(a) and Dividend Equivalents.

(a) Each RSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

(b) The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) This award of RSUs and Dividend Equivalents is referred to herein as the “Award”.

1.2 Incorporation of Terms of Plan. The RSUs and Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Definitions. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or in the Plan. In addition, the following defined terms shall apply:

(a) “Employment Agreement” means that certain Employment Agreement by and between Participant and the Company, dated March 1, 2022.

(b) “Service” means Participant’s continued service with the Company or any of its Subsidiaries.

ARTICLE II.

VESTING; FORFEITURE; SETTLEMENT

2.1 General Vesting. Except as otherwise provided in Section 2.2 below, the RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the RSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.2 Termination of Service; Forfeiture.

(a) In the event that Participant experiences a Qualifying Termination that is a CIC Termination (each, as defined in the Employment Agreement), the RSUs shall be subject to the accelerated vesting provisions contained in Section 5(b)(iv) of the Employment Agreement. In the event of a termination of Participant’s Service for any other reason, all then-unvested RSUs automatically will be forfeited and terminated as of the date of such termination without consideration therefor, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

(b) In consideration of the grant of the RSUs hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the RSUs, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In addition, and without limiting anything set forth herein, the grant of the RSUs provided herein and Participant’s agreement to be bound by the Restrictive Covenants are intended to be mutually dependent promises, and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator): (i) RSUs that have not yet been settled (whether vested or unvested) automatically will be forfeited and terminated as of such breach without consideration therefor; (ii) any Shares issued upon settlement of the RSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Service that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (iii) if Participant received any Shares upon settlement of the RSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Service and subsequently sold the received Share(s), any gain represented by the Fair Market Value of the Shares issued upon settlement of the RSUs on the settlement date multiplied by the number of Shares issued to Participant upon settlement of the RSUs shall be paid by Participant to the Company, in cash, without regard to any market price decrease or increase subsequent to the settlement of the RSUs.

(c) For purposes of this Agreement, “Restrictive Covenants” means the restrictions set forth in the Employment Agreement, as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries.

(d) Dividend Equivalents (including any Dividend Equivalent Account balance) automatically will be forfeited and terminated upon the forfeiture of the RSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.3 Settlement.

(a) The RSUs will be paid in Shares, and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash or Shares, as soon as practicable and in any event within 45 days after the vesting date of the applicable RSU, as determined pursuant to Sections 2.1 and 2.2 above.

A-2

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by Participant or the Administrator:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) Subject to Section 9.10 of the Plan, delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.

(b) Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

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(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (x) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (y) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs, and the Dividend Equivalents are subject to adjustment, modification and/or termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to any Company clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. The Company and Participant acknowledge that neither this Section 4.2 nor Section 10.13 of the Plan are intended to limit any clawback and/or disgorgement of the Award and/or the Shares issuable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

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4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs and Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice, this Agreement (including any exhibit hereto) and the Employment Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs or Dividend Equivalents without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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Exhibit 10.3

OFFERPAD SOLUTIONS INC.

2021 INCENTIVE AWARD PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Offerpad Solutions Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the performance-based Restricted Stock Units (the “PSUs”) described in this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Offerpad Solutions Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance-Based Restricted Stock Unit Agreement attached hereto as Exhibit A and the Vesting Schedule attached as Exhibit B (Exhibits A and B, collectively, the “Agreement”), all of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	Brian Bair

Grant Date:	March 1, 2022

Vesting Start Date:	March 1, 2022

Number of Target PSUs:	1,116,625

Expiration Date:	March 1, 2025

Vesting Schedule:	Exhibit B

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined on Exhibit A) set forth in Section 2.4(b) of the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

OFFERPAD SOLUTIONS INC.		PARTICIPANT

By:	/s/ Benjamin Aronovitch	/s/ Brian Bair
Name:	Benjamin Aronovitch	Brian Bair
Title:	Chief Legal Officer

Exhibit A

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

WHEREAS, the Company has granted the PSUs to Participant, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”); and

WHEREAS, in connection therewith, the parties desire to enter into this Performance-Based Restricted Stock Unit Agreement (together with the Vesting Schedule attached as Exhibit B hereto, collectively, this “Agreement”).

NOW, THEREFORE, the Company and Participant hereby agree as follows:

ARTICLE I.

GENERAL

1.1 Award of PSUs(a) and Dividend Equivalents.

(a) Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.

(b) The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) This award of PSUs and Dividend Equivalents is referred to herein as the “Award”.

1.2 Incorporation of Terms of Plan. The PSUs and Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Definitions. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or in the Plan. In addition, the following defined terms shall apply:

(a) “Assumed” means that an Assumption occurs with respect to the Award in connection with a Change in Control.

(b) “Employment Agreement” means that certain Employment Agreement by and between Participant and the Company, dated March 1, 2022.

(c) “Non-Transactional Change in Control” means a Change in Control that occurs solely pursuant to Section 11.6(b) of the Plan.

(d) “Qualifying Termination” means a termination of Participant’s Service by the Company without Cause or by Participant for Good Reason (each, as defined in the Employment Agreement), in either case, within three months prior to, on or following a Change in Control.

(e) “Service” means Participant’s continued service with the Company or any of its Subsidiaries.

ARTICLE II.

VESTING; FORFEITURE; SETTLEMENT

2.1 General Vesting. The PSUs will be earned and vest in connection with the achievement of the greatest Average Price Per Share Goal during the Performance Period (each as defined in and as set forth in Exhibit B), subject to Participant’s continued Service through the Expiration Date set forth in the Grant Notice (the “Expiration Date”), except to the extent provided in Sections 2.2 through 2.4 below and in Exhibit B hereto. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.2 Change in Control.

(a) If (i) a Change in Control (other than a Non-Transactional Change in Control) occurs; and (ii) Participant remains in continued Service until at least immediately prior to such Change in Control or, pursuant to Section 2.3(a) below, has experienced a Qualifying Termination within three months prior to such Change in Control, then, effective as of the date of such Change in Control:

(i) a number of PSUs will become Earned PSUs (the “Earned CIC PSUs”) based on the greater of (A) the CIC Price (as defined in Exhibit B) and (B) the greatest Average Price Per Share Goal achieved prior to such Change in Control (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced); provided, however, that if the CIC Price is less than $10.00 per Share, then no more than 100% of the Target PSUs shall become Earned CIC PSUs; and

(ii) (x) to the extent the Award is Assumed in connection with such Change in Control, any such Earned CIC PSUs will convert into a time-vesting award that, following such Change in Control, will remain outstanding and eligible to vest on the Expiration Date, subject to Participant’s continued Service through the Expiration Date; or (y) to the extent the Award is not Assumed in connection with such Change in Control and/or Participant experiences a Qualifying Termination within three months prior to such Change in Control, 100% of any such Earned CIC PSUs will vest as of immediately prior to such Change in Control.

(b) Notwithstanding anything to the contrary contained in Section 8.3 of the Plan, if, following the application of Section 2.2(a) above, any PSUs have not become Earned CIC PSUs as of (or in connection with) the Change in Control, then any such PSUs automatically will be forfeited and terminated as of immediately prior to such Change in Control without consideration therefor.

2.3 Termination of Service.

(a) If Participant experiences a Qualifying Termination within three months prior to a Change in Control (other than a Non-Transactional Change in Control), then during such three-month period, the Award shall remain outstanding and eligible to vest in accordance with Section 2.2(a) above upon such Change in Control.

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(b) If Participant experiences a Qualifying Termination on or following a Change in Control that is not a Non-Transactional Change in Control, then any PSUs that are Earned CIC PSUs as of such Qualifying Termination (if any) shall vest as of the date of such Qualifying Termination (without regard to the Minimum Share Price Goal (as defined in Exhibit B)).

(c) If Participant experiences a Qualifying Termination on or following a Non-Transactional Change in Control, then the Company will determine the number of Earned PSUs based on the greatest Average Price Per Share achieved through the Qualifying Termination date (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced), and any such Earned PSUs shall vest as of the date of such Qualifying Termination (without regard to the Minimum Share Price Goal).

(d) If Participant experiences a Qualifying Termination and a Change in Control (other than a Non-Transactional Change in Control) does not occur within three months following such Qualifying Termination, then a number of PSUs will become Earned PSUs (the “Earned Qualifying Termination PSUs”) based on the greatest Average Price Per Share Goal achieved as of the date that is three months following the date of such Qualifying Termination (such date, the “Three-Month Anniversary”) (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced). As of the Three-Month Anniversary, a number of the Earned Qualifying Termination PSUs, if any, shall vest in an amount equal to the lesser of (i) such number of Earned Qualifying Termination PSUs, if any, and (ii) the number of Target PSUs. Any Earned Qualifying Termination PSUs that do not vest in accordance with the foregoing sentence shall remain outstanding and eligible to vest on the Expiration Date, subject to the attainment of the Minimum Share Price Goal (determined in accordance with Exhibit B). If, following the application of this Section 2.3(d), any PSUs have not become Earned Qualifying Termination PSUs on or prior to the Three-Month Anniversary, then any such PSUs automatically will be forfeited and terminated as of such Three-Month Anniversary without consideration therefor.

(e) The treatment set forth in Sections 2.3(a)—(d) is subject to and conditioned upon Participant’s timely execution, delivery and non-revocation of a general release of claims in the form attached to the Employment Agreement and continued compliance with the Restrictive Covenants (as defined below). The Company may update the Release to the extent necessary to reflect changes in law.

(f) If Participant experiences a termination of Service for any reason other than due to a Qualifying Termination, all PSUs that have not become vested on or prior to the date of such termination of Service (including any Earned PSUs) automatically will be forfeited and terminated as of the termination date without consideration therefor.

2.4 Forfeiture.

(a) Any PSUs that remain outstanding and are not Earned PSUs as of the close of business on the Expiration Date automatically will be forfeited and terminated at the close of business on the Expiration Date without consideration therefor.

(b) In consideration of the grant of the PSUs hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the PSUs, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In addition, and without limiting anything set forth herein, the grant of the PSUs provided herein and Participant’s agreement to be bound by the Restrictive Covenants are intended to be mutually dependent promises, and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined

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by the Administrator): (i) PSUs that have not yet been settled (whether vested or unvested) automatically will be forfeited and terminated as of such breach without consideration therefor; (ii) any Shares issued upon settlement of the PSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Service that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (iii) if Participant received any Shares upon settlement of the PSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Service and subsequently sold the received Share(s), any gain represented by the Fair Market Value of the Shares issued upon settlement of the PSUs on the settlement date multiplied by the number of Shares issued to Participant upon settlement of the PSUs shall be paid by Participant to the Company, in cash, without regard to any market price decrease or increase subsequent to the settlement of the PSUs.

(c) For purposes of this Agreement, “Restrictive Covenants” means the restrictions set forth in the Employment Agreement, as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries.

(d) Dividend Equivalents (including any Dividend Equivalent Account balance) automatically will be forfeited and terminated upon the forfeiture of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.5 Settlement.

(a) The PSUs will be paid in Shares, and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash or Shares, as soon as practicable and in any event no later than March 15 of the year following the year in which the vesting date of the applicable PSU occurs (or, if earlier, the year in which the “substantial risk of forfeiture” (within the meaning of Section 409A) of the applicable PSU lapses), as determined pursuant to Section 2.2, Sections 2.3(a)-(d) or Exhibit B.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

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3.2 Tax Withholding.

(a) Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by Participant or the Administrator:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) Subject to Section 9.10 of the Plan, delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator.

(b) Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (x) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (y) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the PSUs under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

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ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs, the Dividend Equivalents and the Average Price Per Share Goals are subject to adjustment, modification and/or termination in certain events as provided in this Agreement and the Plan. For purposes of clarity, in connection with an Equity Restructuring, the Average Price Per Share Goals shall be subject to Section 8.1 of the Plan.

4.2 Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to any Company clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. The Company and Participant acknowledge that neither this Section 4.2 nor Section 10.13 of the Plan are intended to limit any clawback and/or disgorgement of the Award and/or the Shares issuable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs and Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

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4.8 Entire Agreement; Amendment. The Plan, the Grant Notice, this Agreement (including any exhibit hereto) and the Employment Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the PSUs or Dividend Equivalents without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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Exhibit B

EARNED PSUS; VESTING SCHEDULE

Earned PSUs

Except as otherwise provided in Sections 2.2(a) and 2.3 of the Agreement, the PSUs will become “Earned PSUs” with respect to a percentage of Target PSUs based on the greatest Average Price Per Share achieved during the Performance Period, as set forth in the table below.

“Average Price Per Share Goals”	Number of Earned PSUs*
≥ $18.00	200% Target PSUs
$15.75	150% Target PSUs
$13.50	100% Target PSUs
$11.25	50% Target PSUs
< $11.25	0% Target PSUs

*

If the greatest Average Price Per Share achieved during the Performance Period falls between two Average Price Per Share Goals in the table above, then an additional number of PSUs shall become Earned PSUs equal to a number of PSUs determined using straight line interpolation between the Average Price Per Share Goals between which such price falls (in accordance with the table above).

For the avoidance of doubt, each Average Price Per Share Goal may be achieved only once during the Performance Period and more than one Average Price Per Share Goal may be achieved on a particular date. For example, if the first Average Price Per Share Goal of $13.50 per Share is satisfied on June 15, 2023, and the Average Price Per Share thereafter drops below such level and again reaches $13.50 per Share during the 60 consecutive calendar day period ending December 30, 2023, no additional PSUs shall become Earned PSUS as a result of reaching the same Average Price Per Share Goal for a second time.

Vesting of Earned PSUs

Except as otherwise provided in Sections 2.2 through 2.4 of the Agreement, with respect to any PSUs that become Earned PSUs, such Earned PSUs shall vest in full on the Expiration Date, subject to Participant’s continued Service through the Expiration Date; provided, however, that, if the Average Price Per Share as of the Expiration Date is less than $10.00 per Share (the “Minimum Share Price Goal”), then, in no event shall more than 100% of the Target PSUs vest, and the number of any remaining Earned PSUs (i.e., greater than 100% of Target PSUs) automatically will be forfeited and terminated as of the Expiration Date without consideration therefor.

In no event shall more than 2,235,747 PSUs vest pursuant to this Award.

Certification

The greatest Average Price Per Share achieved during the Performance Period (or, for purposes of Sections 2.2(a) and 2.3(c) and (d) of the Agreement, in connection with a Change in Control or a Qualifying Termination, as applicable) shall be subject to certification by the Administrator.

B-1

Definitions

“Average Price Per Share” means the average Fair Market Value per Share measured over any 60 consecutive calendar-day period during the Performance Period; provided, however, that for purposes of determining the Average Price Per Share in connection with a Change in Control (other than a Non-Transactional Change in Control), the “Average Price Per Share” shall be equal to the CIC Price and shall be measured without regard to the such 60 consecutive calendar day period.

“CIC Price” means, with respect to a Change in Control, the price per Share (or, in connection with a sale or other disposition of all or substantially all of the Company’s assets, the implied price per Share) paid by an acquiror in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator, the CIC Price shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which such Change in Control occurs. In the event the consideration in the Change in Control takes any other form, the value of such consideration shall be determined by the Administrator in its good faith reasonable discretion in a manner intended to not diminish the value of the Award to Participant.

“Performance Period” means the period beginning on (and including) the 60th day prior to the first anniversary of the Grant Date and ending on (and including) the Expiration Date.

B-2

Exhibit 10.4

OFFERPAD SOLUTIONS INC.

2021 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Offerpad Solutions Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Offerpad Solutions Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[To be specified]

Grant Date:	[To be specified]

Number of RSUs:	[To be specified]

Vesting Commencement Date:	[To be specified]

Vesting Schedule:	[To be specified]

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. [In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined on Exhibit A) set forth in Section 2.1(b) of the Agreement.]1 Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

OFFERPAD SOLUTIONS INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

[1]	Note to Draft: Include bracketed language for Participants that are employees.

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of RSUs and Dividend Equivalents.

(a) The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

(b) The Company hereby grants to Participant, with respect to each RSU granted hereunder, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

1.2 Incorporation of Terms of Plan. The RSUs and Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting; Forfeiture.

(a) General. [Except as otherwise provided in Section 2.1(b) below, the]/[The]2 RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the RSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates. In the event of Participant’s Termination of Service for any reason, (a) all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company and (b) Dividend Equivalents (including any Dividend Equivalent Account balance) will be forfeited upon the forfeiture of the RSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

[2]	Note to Draft: Include first set of bracketed language for Participants that are employees.

1

(b) [Forfeiture for Violation of Restrictive Covenants. In consideration of the grant of the RSUs hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the RSUs, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants (as defined below). In addition, and without limiting anything set forth herein, the grant of the RSUs provided herein and Participant’s agreement to be bound by the Restrictive Covenants are intended to be mutually dependent promises, and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator): (i) RSUs that have not yet been settled (whether vested or unvested) automatically will be forfeited and terminated as of such breach without consideration therefore; (ii) any Shares issued upon settlement of the RSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s Termination of Service that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (iii) if Participant received any Shares upon settlement of the RSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s Termination of Service and subsequently sold the received Share(s), any gain represented by the Fair Market Value of the Shares issued upon settlement of the RSUs on the settlement date multiplied by the number of Shares issued to Participant upon settlement of the RSUs shall be paid by Participant to the Company, in cash, without regard to any market price decrease or increase subsequent to the settlement of the RSUs.

(c) Definitions. For purposes of this Agreement:

(i) “Confidentiality Agreement” means that certain Confidential Information, Assignment of Inventions and Noncompetition Agreement by and between Participant and the Company and/or its Subsidiaries.

(ii) “Restrictive Covenants” means the restrictions set forth in the Confidentiality Agreement, as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries (including, if Participant is a party to an employment agreement with the Company or any of its Subsidiaries, the restrictions set forth in such employment agreement (if any)).] 3

2.2 Settlement.

(a) The RSUs will, to the extent vested, be paid in Shares, and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash or Shares, in any case, as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than March 15 of the year following the year in which the RSU’s vesting date occurs.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

[3]	Note to Draft: Include Sections 2.1(b) and (c) for Participants that are employees.

2

(c) If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs and Dividend Equivalents (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by [the Company in its sole discretion / the Administrator]4:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) Subject to Section 9.10 of the Plan, [delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the applicable tax withholding obligations] / [delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator]5.

(b) Unless [the Company / the Administrator] otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

[4]	Note to Draft: “The Administrator” for Section 16 individuals. “The Company” for non-Section 16 individuals.
[5]	Note to Draft: Use second bracketed language for Section 16 individuals.

3

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (x) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (y) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and/or termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to any Company clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs and Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs or Dividend Equivalents without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

5

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

6

Exhibit 10.5

OFFERPAD SOLUTIONS INC.

2021 INCENTIVE AWARD PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Offerpad Solutions Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the performance-based Restricted Stock Units (the “PSUs”) described in this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Offerpad Solutions Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance-Based Restricted Stock Unit Agreement attached hereto as Exhibit A and the Vesting Schedule attached as Exhibit B (Exhibits A and B, collectively, the “Agreement”), all of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[To be specified]

Grant Date:	[To be specified]

Vesting Start Date: Number of Target PSUs:	[To be the Grant Date] [To be specified]

Expiration Date:	[To be the third anniversary of the Grant Date]

Vesting Schedule:	Exhibit B

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined on Exhibit A) set forth in Section 2.4(b) of the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

OFFERPAD SOLUTIONS INC.	PARTICIPANT

By: _______________________________________
Name: _______________________________________	[Participant Name]
Title: _______________________________________

Exhibit A

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

WHEREAS, the Company has granted the PSUs to Participant, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”); and

WHEREAS, in connection therewith, the parties desire to enter into this Performance-Based Restricted Stock Unit Agreement (together with the Vesting Schedule attached as Exhibit B hereto, collectively, this “Agreement”).

NOW, THEREFORE, the Company and Participant hereby agree as follows:

ARTICLE I.

GENERAL

1.1 Award of PSUs and Dividend Equivalents.

(a) Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.

(b) The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) This award of PSUs and Dividend Equivalents is referred to herein as the “Award”.

1.2 Incorporation of Terms of Plan. The PSUs and Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Definitions. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or in the Plan. In addition, the following defined terms shall apply:

(a) “Assumed” means that an Assumption occurs with respect to the Award in connection with a Change in Control.

(b) [“Cause” means the occurrence of any one or more of the following events:

(i) the commission of any act by Participant constituting financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under applicable law);

(ii) Participant’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any of its Subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its Subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties;

(iii) the repeated failure by Participant to follow the lawful directives of the chief executive officer of the Company or any of its Subsidiaries or the Board; or

(iv) any material misconduct, violation of the Company’s or its Subsidiaries’ policies, or willful and deliberate non-performance of any duty by Participant in connection with the business affairs of the Company or its Subsidiaries.]

(c) [“Employment Agreement” means that certain Employment Agreement by and between Participant and the Company, dated [_________].]

(d) “Non-Transactional Change in Control” means a Change in Control that occurs solely pursuant to Section 11.6(b) of the Plan.

(e) “Qualifying Termination” means a termination of Participant’s Service by the Company without Cause [or by Participant for Good Reason] [([each,] as defined in the Employment Agreement)][, in either case,] within three months prior to, on or following a Change in Control.

(f) “Service” means Participant’s continued service with the Company or any of its Subsidiaries.

ARTICLE II.

VESTING; FORFEITURE; SETTLEMENT

2.1 General Vesting. The PSUs will be earned and vest in connection with the achievement of the greatest Average Price Per Share Goal during the Performance Period (each as defined in and as set forth in Exhibit B), subject to Participant’s continued Service through the Expiration Date set forth in the Grant Notice (the “Expiration Date”), except to the extent provided in Sections 2.2 through 2.4 below and in Exhibit B hereto. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.2 Change in Control.

(a) If (i) a Change in Control (other than a Non-Transactional Change in Control) occurs; and (ii) Participant remains in continued Service until at least immediately prior to such Change in Control or, pursuant to Section 2.3(a) below, has experienced a Qualifying Termination within three months prior to such Change in Control, then, effective as of the date of such Change in Control:

(i) a number of PSUs will become Earned PSUs (the “Earned CIC PSUs”) based on the greater of (A) the CIC Price (as defined in Exhibit B) and (B) the greatest Average Price Per Share Goal achieved prior to such Change in Control (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced); provided, however, that if the CIC Price is less than $10.00 per Share, then no more than 100% of the Target PSUs shall become Earned CIC PSUs; and

(ii) (x) to the extent the Award is Assumed in connection with such Change in Control, any such Earned CIC PSUs will convert into a time-vesting award that, following such Change in Control, will remain outstanding and eligible to vest on the Expiration Date, subject to Participant’s continued Service through the Expiration Date; or (y) to the extent the Award is not Assumed in connection with such Change in Control and/or Participant experiences a Qualifying Termination within three months prior to such Change in Control, 100% of any such Earned CIC PSUs will vest as of immediately prior to such Change in Control.

(b) Notwithstanding anything to the contrary contained in Section 8.3 of the Plan, if, following the application of Section 2.2(a) above, any PSUs have not become Earned CIC PSUs as of (or in connection with) the Change in Control, then any such PSUs automatically will be forfeited and terminated as of immediately prior to such Change in Control without consideration therefor.

2.3 Termination of Service.

(a) If Participant experiences a Qualifying Termination within three months prior to a Change in Control (other than a Non-Transactional Change in Control), then during such three-month period, the Award shall remain outstanding and eligible to vest in accordance with Section 2.2(a) above upon such Change in Control.

(b) If Participant experiences a Qualifying Termination on or following a Change in Control that is not a Non-Transactional Change in Control, then any PSUs that are Earned CIC PSUs as of such Qualifying Termination (if any) shall vest as of the date of such Qualifying Termination (without regard to the Minimum Share Price Goal (as defined in Exhibit B)).

(c) If Participant experiences a Qualifying Termination on or following a Non-Transactional Change in Control, then the Company will determine the number of Earned PSUs based on the greatest Average Price Per Share achieved through the Qualifying Termination date (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced), and any such Earned PSUs shall vest as of the date of such Qualifying Termination (without regard to the Minimum Share Price Goal).

(d) If Participant experiences a Qualifying Termination and a Change in Control (other than a Non-Transactional Change in Control) does not occur within three months following such Qualifying Termination, then a number of PSUs will become Earned PSUs (the “Earned Qualifying Termination PSUs”) based on the greatest Average Price Per Share Goal achieved as of the date that is three months following the date of such Qualifying Termination (such date, the “Three-Month Anniversary”) (determined in accordance with Exhibit B but without regard to whether the Performance Period has commenced). As of the Three-Month Anniversary, a number of the Earned Qualifying Termination PSUs, if any, shall vest in an amount equal to the lesser of (i) such number of Earned Qualifying Termination PSUs, if any, and (ii) the number of Target PSUs. Any Earned Qualifying Termination PSUs that do not vest in accordance with the foregoing sentence shall remain outstanding and eligible to vest on the Expiration Date, subject to the attainment of the Minimum Share Price Goal (determined in accordance with Exhibit B). If, following the application of this Section 2.3(d), any PSUs have not become Earned Qualifying Termination PSUs on or prior to the Three-Month Anniversary, then any such PSUs automatically will be forfeited and terminated as of such Three-Month Anniversary without consideration therefor.

(e) The treatment set forth in Sections 2.3(a)—(d) is subject to and conditioned upon Participant’s timely execution, delivery and non-revocation of a general release of claims in a form prescribed by the Company and continued compliance with the Restrictive Covenants (as defined below). The Company may update the Release to the extent necessary to reflect changes in law.

(f) If Participant experiences a termination of Service for any reason other than due to a Qualifying Termination, all PSUs that have not become vested on or prior to the date of such termination of Service (including any Earned PSUs) automatically will be forfeited and terminated as of the termination date without consideration therefor.

2.4 Forfeiture.

(a) Any PSUs that remain outstanding and are not Earned PSUs as of the close of business on the Expiration Date automatically will be forfeited and terminated at the close of business on the Expiration Date without consideration therefor.

(b) In consideration of the grant of the PSUs hereunder, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the PSUs, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In addition, and without limiting anything set forth herein, the grant of the PSUs provided herein and Participant’s agreement to be bound by the Restrictive Covenants are intended to be mutually dependent promises, and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator): (i) PSUs that have not yet been settled (whether vested or unvested) automatically will be forfeited and terminated as of such breach without consideration therefor; (ii) any Shares issued upon settlement of the PSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Service that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (iii) if Participant received any Shares upon settlement of the PSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Service and subsequently sold the received Share(s), any gain represented by the Fair Market Value of the Shares issued upon settlement of the PSUs on the settlement date multiplied by the number of Shares issued to Participant upon settlement of the PSUs shall be paid by Participant to the Company, in cash, without regard to any market price decrease or increase subsequent to the settlement of the PSUs.

(c) For purposes of this Agreement:

(i) “Confidentiality Agreement” means that certain Confidential Information, Assignment of Inventions and Noncompetition Agreement by and between Participant and the Company and/or its Subsidiaries.

(ii) “Restrictive Covenants” means the restrictions set forth in the Confidentiality Agreement, as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries (including, if Participant is a party to an employment agreement with the Company or any of its Subsidiaries, the restrictions set forth in such employment agreement (if any)).

(d) Dividend Equivalents (including any Dividend Equivalent Account balance) automatically will be forfeited and terminated upon the forfeiture of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.5 Settlement.

(a) The PSUs will be paid in Shares, and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash or Shares, as soon as practicable and in any event no later than March 15 of the year following the year in which the vesting date of the applicable PSU occurs (or, if earlier, the year in which the “substantial risk of forfeiture” (within the meaning of Section 409A) of the applicable PSU lapses), as determined pursuant to Section 2.2, Sections 2.3(a)-(d) or Exhibit B.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by [the Company in its sole discretion / Participant or the Administrator]1:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) Subject to Section 9.10 of the Plan, [delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the applicable tax withholding obligations] / [delivery (including electronically or

[1]	Note to Draft: Include “the Participant or the Administrator” for Section 16 individuals. Include “the Company in its sole discretion” for non-Section 16 individuals.

telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator].2

(b) Unless [the Company / the Administrator] otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(c) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (x) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (y) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the PSUs under generally accepted accounting principles.

(d) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the PSUs, the Shares subject to the PSUs, the Dividend Equivalents and the Average Price Per Share Goals are subject to adjustment, modification and/or termination in certain events as provided in this Agreement and the Plan. For purposes of clarity, in connection with an Equity Restructuring, the Average Price Per Share Goals shall be subject to Section 8.1 of the Plan.

[2]	Note to Draft: Use second bracketed language for Section 16 individuals.

4.2 Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to any Company clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. [The Company and Participant acknowledge that neither this Section 4.2 nor Section 10.13 of the Plan are intended to limit any clawback and/or disgorgement of the Award and/or the Shares issuable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.]3

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer at the Company’s principal office or the Chief Legal Officer’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs and Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the PSUs or Dividend Equivalents without the prior written consent of Participant.

[3]	Note to Draft: Include bracketed language for CFO.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

Exhibit B

EARNED PSUS; VESTING SCHEDULE

Earned PSUs

Except as otherwise provided in Sections 2.2(a) and 2.3 of the Agreement, the PSUs will become “Earned PSUs” with respect to a percentage of Target PSUs based on the greatest Average Price Per Share achieved during the Performance Period, as set forth in the table below.

“Average Price Per Share Goals”	Number of Earned PSUs*
≥ $18.00	200% Target PSUs
$15.75	150% Target PSUs
$13.50	100% Target PSUs
$11.25	50% Target PSUs
< $11.25	0% Target PSUs

*

If the greatest Average Price Per Share achieved during the Performance Period falls between two Average Price Per Share Goals in the table above, then an additional number of PSUs shall become Earned PSUs equal to a number of PSUs determined using straight line interpolation between the Average Price Per Share Goals between which such price falls (in accordance with the table above).

For the avoidance of doubt, each Average Price Per Share Goal may be achieved only once during the Performance Period and more than one Average Price Per Share Goal may be achieved on a particular date. For example, if the first Average Price Per Share Goal of $13.50 per Share is satisfied on June 15, 2023, and the Average Price Per Share thereafter drops below such level and again reaches $13.50 per Share during the 60 consecutive calendar day period ending December 30, 2023, no additional PSUs shall become Earned PSUS as a result of reaching the same Average Price Per Share Goal for a second time.

Vesting of Earned PSUs

Except as otherwise provided in Sections 2.2 through 2.4 of the Agreement, with respect to any PSUs that become Earned PSUs, such Earned PSUs shall vest in full on the Expiration Date, subject to Participant’s continued Service through the Expiration Date; provided, however, that, if the Average Price Per Share as of the Expiration Date is less than $10.00 per Share (the “Minimum Share Price Goal”), then, in no event shall more than 100% of the Target PSUs vest, and the number of any remaining Earned PSUs (i.e., greater than 100% of Target PSUs) automatically will be forfeited and terminated as of the Expiration Date without consideration therefor.

In no event shall more than [______]4 PSUs vest pursuant to this Award.

[4]	Note to Draft: Will refer to 200% of the total number of PSUs granted hereunder.

B-1

Certification

The greatest Average Price Per Share achieved during the Performance Period (or, for purposes of Sections 2.2(a) and 2.3(c) and (d) of the Agreement, in connection with a Change in Control or a Qualifying Termination, as applicable) shall be subject to certification by the Administrator.

Definitions

“Average Price Per Share” means the average Fair Market Value per Share measured over any 60 consecutive calendar-day period during the Performance Period; provided, however, that for purposes of determining the Average Price Per Share in connection with a Change in Control (other than a Non-Transactional Change in Control), the “Average Price Per Share” shall be equal to the CIC Price and shall be measured without regard to the such 60 consecutive calendar day period.

“CIC Price” means, with respect to a Change in Control, the price per Share (or, in connection with a sale or other disposition of all or substantially all of the Company’s assets, the implied price per Share) paid by an acquiror in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator, the CIC Price shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which such Change in Control occurs. In the event the consideration in the Change in Control takes any other form, the value of such consideration shall be determined by the Administrator in its good faith reasonable discretion in a manner intended to not diminish the value of the Award to Participant.

“Performance Period” means the period beginning on (and including) the 60th day prior to the first anniversary of the Grant Date and ending on (and including) the Expiration Date.

B-2